FOR IMMEDIATE RELEASE	July 15, 2008

Cintas Corporation Announces Fiscal 2008 Results
Total Revenue of $3.9 billion, increase of 6%
Earnings per Diluted Share increases 3%

CINCINNATI, July 15, 2008 -- Cintas Corporation (Nasdaq:CTAS) today reported revenue for its fiscal year ended May 31, 2008, of $3.9 billion, a 6 percent increase over the previous fiscal year. Net income for the year was $335 million and earnings per diluted share were $2.15.

For the fourth quarter ended May 31, 2008, revenue was slightly in excess of $1.0 billion, a 5 percent increase over prior year fourth quarter revenue.  This marks the first time that Cintas revenue has exceeded one billion dollars for a fiscal quarter.  Fourth quarter net income was $90 million and earnings per diluted share were $0.58.

Scott D. Farmer, President and Chief Executive Officer, stated, “I am pleased to announce that we have recently completed our 39th consecutive year of growth in both revenue and earnings.  Despite difficult and challenging economic conditions, including significant increases in energy costs, we were able to achieve these positive results.  These results could not have been achieved without the continued support of our customers and the hard work and dedication of our 34,000 employee-partners.”

Mr. Farmer continued, “Our products and services, which include uniforms, facility services, first aid and fire protection services and document management services, continue to be effective, efficient solutions for businesses of all sizes and types.  All of our operating divisions continued to grow in fiscal 2008, demonstrating the value our services provide to our customers.”

Cintas also continues to be recognized throughout North America for its social and environmental commitment.  Recognition during the fiscal year included being listed in the Top 50 military friendly businesses by G.I. Jobs magazine, receiving the “Governor’s Pollution Prevention Award” by the Illinois Department of Natural Resources and receiving the New Jersey Governor’s Occupational Safety and Health Award.  Cintas was also named among the best employers in Canada for the fourth consecutive year by Canada’s Globe and Mail news, and was listed among FORTUNE magazine’s list of “America’s Most Admired Companies” for the eighth consecutive year.

Financial Strength

Cintas continues to be financially sound.  Despite significantly higher energy costs in fiscal 2008, the Company maintained gross margins of 43% of revenue and generated operating income of 15% of revenue.  The Company also generated free cash flow of $354 million, representing 9% of revenue.  Approximately $112 million of this free cash flow was used to make acquisitions, as the Company continued to expand its national footprint and scope.  In addition to acquisitions, $191 million was used to purchase shares under the Company’s share buyback program.  Since the program’s inception the Company has bought back a total of $772 million of its stock, reducing outstanding shares by over 11%.

The Company has $228 million in remaining authorization under the program and continues to balance purchases under the program with acquisition opportunities and overall balance sheet management.

During its fourth quarter the Company also paid an annual dividend of $0.46 per share, an 18% increase over the $0.39 per share paid in fiscal 2007.  This marks the 25th consecutive year Cintas has increased its dividend, which is every year since the Company went public in 1983.

The Company’s balance sheet remains strong.  Despite the acquisition and buyback activity, the Company’s debt to total capitalization remains under 30% and the Company’s current ratio is a healthy 3.5 to 1.

Outlook

Mr. Farmer stated, “We are excited with the opportunities that lie ahead for Cintas.  Today, there is hardly a business or industry that you can think of that does not need one or more of our products and services.”

Mr. Farmer continued, “While we remain bullish on all of our products and services, we expect the difficult economic environment to continue, which will impact our fiscal 2009 performance.  Given this economic landscape, we expect revenue for fiscal 2009 to be in the range of $4.1 billion to $4.2 billion, with full year earnings per diluted share in the range of $2.22 to $2.30.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid, safety, fire protection products and services and document management services for approximately 800,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates”, “anticipates”, “predicts”, “projects”, “plans”, “expects”, “intends”, “target”, “forecast”, “believes”, “seeks”, “could”, “should”, “may” and “will” or the negative versions thereof and similar expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in or implied by this news release.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, loss of customers due to outsourcing trends, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic events, changes in federal and state tax laws and the reactions of competitors in terms of price and service.  Cintas undertakes no obligation to update any forward-looking statements whether as a results of new information or to reflect events or circumstances arising after the date on which they are made.  You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8K and 10-K reports to the SEC.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer - 513-573-4211

Michael L. Thompson, Vice President and Treasurer – 513-573-4133

Cintas Corporation
Consolidated Condensed Statements of Income
(In thousands except per share data)

	Three Months Ended (Unaudited)			Twelve Months Ended
	May 31, 2008	May 31, 2007	% Chng.	May 31, 2008	May 31, 2007	% Chng.
Revenue:
Rental uniforms and ancillary products	$711,728	$696,833	2.1	$2,834,568	$2,734,629	3.7
Other services	297,227	267,242	11.2	1,103,332	972,271	13.5
Total revenue	$1,008,955	$964,075	4.7	$3,937,900	$3,706,900	6.2

Costs and expenses (income):
Cost of rental uniforms and ancillary products	$399,599	$385,685	3.6	$1,581,618	$1,515,185	4.4
Cost of other services	176,921	164,416	7.6	674,682	610,360	10.5
Selling and administrative expenses	279,116	258,074	8.2	1,104,145	1,003,958	10.0

Operating income	153,319	155,900	-1.7	577,455	577,397	0.0

Interest income	(1,304)	(1,992)	-34.5	(6,072)	(6,480)	-6.3
Interest expense	13,371	13,825	-3.3	52,823	50,324	5.0

Income before income taxes	141,252	144,067	-2.0	$530,704	$533,553	-0.5
Income taxes	51,591	53,745	-4.0	195,299	199,015	-1.9
Net income	$89,661	$90,322	-0.7	$335,405	$334,538	0.3

Per share data:
Basic earnings per share	$0.58	$0.57	1.8	$2.15	$2.09	2.9
Diluted earnings per share	$0.58	$0.57	1.8	$2.15	$2.09	2.9

Basic shares outstanding	153,686	158,657		155,678	159,769
Diluted shares outstanding	153,854	158,997		155,930	160,187

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended			Twelve Months Ended
	May 31, 2008	May 31, 2007	% Chng.	May 31, 2008	May 31, 2007	% Chng.
Rental uniforms and ancillary products gross margin	43.9%	44.7%		44.2%	44.6%
Other services gross margin	40.5%	38.5%		38.9%	37.2%
Total gross margin	42.9%	42.9%		42.7%	42.7%
Net margin	8.9%	9.4%		8.5%	9.0%

Depreciation and amortization	$49,456	$45,875	7.8	$191,903	$175,926	9.1
Capital expenditures	$45,485	$52,188	-12.8	$190,333	$180,824	5.3

Debt to total capitalization	29.5%	28.9%		29.5%	28.9%

RECONCILIATION TO GAAP MEASURES

	Twelve Months Ended
	May 31, 2008	May 31, 2007	% Chng.
Net cash provided by operating activities	$544,543	$449,391	21.2
Capital expenditures	$(190,333)	$(180,824)	5.3
Free cash flow	$354,210	$268,567	31.9

SUPPLEMENTAL SEGMENT DATA	Rental Uniforms and Ancillary Products	Uniform Direct Sales	First Aid, Safety and Fire Protection	Document Management	Corporate	Total
For the three months ended May 31, 2008
Revenue	$711,728	$138,953	$104,549	$53,725	$0	$1,008,955
Gross margin	$312,130	$48,207	$42,344	$29,754	$0	$432,435
Selling and administrative expenses	$200,149	$26,504	$31,999	$20,464	$0	$279,116
Income (loss) before income taxes	$111,981	$21,703	$10,345	$9,290	$(12,067)	$141,252

For the three months ended May 31, 2007
Revenue	$696,833	$132,264	$99,506	$35,472	$0	$964,075
Gross margin	$311,148	$43,206	$39,873	$19,747	$0	$413,974
Selling and administrative expenses	$195,818	$25,150	$28,143	$15,187	$(6,224)	$258,074
Income (loss) before income taxes	$115,330	$18,056	$11,730	$4,560	$(5,609)	$144,067

As of and for the twelve months ended May 31, 2008
Revenue	$2,834,568	$517,490	$403,552	$182,290	$0	$3,937,900
Gross margin	$1,252,951	$168,210	$160,823	$99,616	$0	$1,681,600
Selling and administrative expenses	$801,691	$103,444	$125,185	$73,825	$0	$1,104,145
Income (loss) before income taxes	$451,260	$64,766	$35,638	$25,791	$(46,751)	$530,704
Assets	$2,620,138	$205,638	$345,479	$445,651	$191,695	$3,808,601

As of and for the twelve months ended May 31, 2007
Revenue	$2,734,629	$501,443	$362,417	$108,411	$0	$3,706,900
Gross margin	$1,219,444	$160,676	$144,439	$56,796	$0	$1,581,355
Selling and administrative expenses	$757,058	$97,361	$106,171	$49,592	$(6,224)	$1,003,958
Income (loss) before income taxes	$462,386	$63,315	$38,268	$7,204	$(37,620)	$533,553
Assets	$2,567,070	$183,373	$330,735	$333,889	$155,413	$3,570,480

Cintas Corporation
Consolidated Condensed Balance Sheets
(In thousands except share data)

	May 31, 2008	May 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$66,224	$35,360
Marketable securities	125,471	120,053
Accounts receivable, net	430,078	408,870
Inventories, net	238,669	231,741
Uniforms and other rental items in service	370,416	344,931
Deferred tax asset	39,410	-
Prepaid expenses	12,068	15,781
Total current assets	1,282,336	1,156,736

Property and equipment, at cost, net	974,575	920,243

Goodwill	1,315,569	1,245,877
Service contracts, net	152,757	171,361
Other assets, net	83,364	76,263

	$3,808,601	$3,570,480

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$94,755	$64,622
Accrued compensation & related liabilities	50,605	62,826
Accrued liabilities	207,925	200,686
Income taxes:
Current	12,887	18,584
Deferred	-	52,179
Long-term debt due within one year	1,070	4,141
Total current liabilities	367,242	403,038

Long-term liabilities:
Long-term debt due after one year	942,736	877,074
Deferred income taxes	124,184	122,630
Accrued liabilities	120,308	0
Total long-term liabilities	1,187,228	999,704

Shareholders' equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	-	-
Common stock, no par value: 425,000,000 shares authorized FY 2008: 173,083,426 shares issued and 153,691,103 shares outstanding FY 2007: 172,874,195 shares issued and 158,676,872 shares outstanding	129,182	120,811
Paid-in capital	60,408	56,909
Retained earnings	2,784,302	2,533,459
Treasury stock FY 2008: 19,392,323 shares; FY 2007: 14,197,323 shares	(772,041)	(580,562)
Other accumulated comprehensive income	52,280	37,121
Total shareholders' equity	2,254,131	2,167,738

	$3,808,601	$3,570,480

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	May 31, 2008	May 31, 2007
Cash flows from operating activities:

Net income	$335,405	$334,538

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	148,566	135,181
Amortization of deferred charges	43,337	40,745
Stock-based compensation	7,456	4,500
Deferred income taxes	1,663	(332)
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(14,939)	(11,460)
Inventories, net	(6,100)	(32,090)
Uniforms and other rental items in service	(23,854)	(6,968)
Prepaid expenses	3,830	(4,502)
Accounts payable	30,567	(7,654)
Accrued compensation and related liabilities	(12,430)	12,600
Accrued liabilities and other	22,201	9,981
Income taxes payable	8,841	(25,148)
Net cash provided by operating activities	544,543	449,391

Cash flows from investing activities:

Capital expenditures	(190,333)	(180,824)
Proceeds from sale or redemption of marketable securities	45,791	118,174
Purchase of marketable securities and investments	(54,498)	(48,515)
Acquisitions of businesses, net of cash acquired	(111,535)	(160,707)
Other	(400)	(1,836)
Net cash used in investing activities	(310,975)	(273,708)

Cash flows from financing activities:
Proceeds from issuance of debt	295,000	252,460
Repayment of debt	(232,409)	(169,987)
Stock options exercised	8,371	10,863
Dividends paid	(70,831)	(61,996)
Repurchase of common stock	(191,479)	(198,949)
Other	(11,356)	(11,628)
Net cash used in financing activities	(202,704)	(179,237)

Net increase (decrease) in cash and cash equivalents	30,864	(3,554)
Cash and cash equivalents at beginning of period	35,360	38,914
Cash and cash equivalents at end of period	$66,224	$35,360